Exhibit 5.1

                                                 Writer’s Direct Dial: +1 212 225 2680

                                                             E-Mail: skang@cgsh.com

February 8, 2017

Alcoa Corporation

390 Park Avenue

New York, New York 10022

Ladies and Gentlemen:

We have acted as special counsel to Alcoa Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-1 (excluding the documents incorporated by reference therein, the “Registration Statement”) relating to the offering from time to time by the selling stockholder named therein (the “Selling Stockholder”) of up to 36,311,767 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), that are issued and outstanding.

The Common Stock being registered under the Registration Statement will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the certificate of Computershare Trust Company, N.A., as registrar and transfer agent for the Common Stock, certifying due issuance and registration of the Common Stock; and

Alcoa Corporation, p. 2

(c)	copies of the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, it is our opinion that the shares of Common Stock that may be sold by the Selling Stockholder have been validly issued by the Company and are fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement under the heading “Legal Matters” and in any prospectus supplements related thereto, as counsel for the Company that has passed on the validity of the Common Stock, and to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Sung K. Kang
Sung K. Kang, a Partner